Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use, in the registration statement on Form SB-2 of Peregrine Industries, Inc., of our report dated September 28, 2005 on our audits of the financial statements of Peregrine Industries, Inc. as of June 30, 2005 and the results of its operations and cash flows for the two years then ended, and the reference to us under the caption "Experts".

/s/ Michael F. Cronin

Certified Public Accountant

Rochester, New York
February 9, 2006